 As filed with the Securities and Exchange Commission on March 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERVE ROBOTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-3844872
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

730 Broadway

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

Vebu, Inc. 2026 Equity Incentive Plan

Diligent Robotics, Inc. 2026 Equity Incentive Plan

(Full Title of the Plans)

Ali Kashani

Chief Executive Officer

730 Broadway

Redwood City, California 94063

(Name and Address of Agent for Service)

(818) 860-1352

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Albert W. Vanderlaan, Esq.

Orrick, Herrington & Sutcliffe LLP

222 Berkeley Street

Suite 2000

Boston, MA 02116

(617) 880-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement (the “Registration Statement”) registers an aggregate of 1,819,151 shares of common stock of Serve Robotics Inc. (the “Registrant”), par value $0.0001 per share (the “Common Stock”), including (1) 500,000 shares of the Registrant’s Common Stock, issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on February 17, 2026 of the transaction contemplated by the Agreement and Plan of Merger, dated as of February 5, 2026, by and among the Registrant, Serve Kitchen Robotics Inc., Vebu, Inc. (“Vebu”), and James Buckly Jordan, an individual, solely in his capacity as a representative of the holders of Vebu’s preferred stock and common stock; and (2) 1,319,151 shares of the Registrant’s Common Stock, issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on January 27, 2026 of the transaction contemplated by the Agreement and Plan of Merger, dated as of January 19, 2026, by and among the Registrant, Delight Merger Sub, Inc., Diligent Robotics, Inc. (“Diligent”) and Andrea Thomaz, an individual, solely in her capacity as a representative of the holders of Diligent’s preferred stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”), filed with the Commission on March 12, 2026 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The description of the Registrant’s Common Stock included in the Registrant’s registration statement on Form 10-12G/A filed with the Commission on April 9, 2021, pursuant to Section 12(g) of the Exchange Act, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 2025 and filed with the Commission on March 12, 2026 (incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-K filed with the Commission on February 29, 2024).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends, stock purchases or redemptions); or

●	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s amended and restated bylaws provide that:

●	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions;

●	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

●	the Registrant is required to advance expenses, as incurred, to its directors, officers, employees and agents in connection with a legal proceeding, subject to certain very limited exceptions; and

●	the indemnification rights conferred in the amended and restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

The Registrant currently carries liability insurance for its directors and executive officers for securities matters.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1*	Opinion of Counsel
23.1*	Consent of Counsel (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3*	Consent of dbbmckennon, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included in the Signature Page hereto)
99.1*	Vebu, Inc. 2026 Equity Incentive Plan
99.2*	Diligent Robotics, Inc. 2026 Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

a.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on March 12, 2026.

Serve Robotics Inc.

By:	/s/ Ali Kashani
Ali Kashani
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Ali Kashani, Touraj Parang, Evan Dunn and Jongmin Char as our true and lawful attorneys, with full power to them to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith, and any and all amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Ali Kashani	Chief Executive Officer and Chairman of the Board of Directors	March 12, 2026
Ali Kashani	(principal executive officer)

/s/ Touraj Parang	President and Chief Operating Officer and Director	March 12, 2026
Touraj Parang

/s/ Brian Read	Chief Financial Officer	March 12, 2026
Brian Read	(principal financial and accounting officer)

/s/ David Goldberg	Director	March 12, 2026
David Goldberg

/s/ Sarfraz Maredia	Director	March 12, 2026
Sarfraz Maredia

/s/ Lily Sarafan	Director	March 12, 2026
Lily Sarafan

/s/ Olivier Vincent	Director	March 12, 2026
Olivier Vincent